EXHIBIT 99.1

October 26, 2006

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES 12.53% AND 24.48% INCREASES IN EARNINGS FOR THE THIRD QUARTER AND NINE MONTHS ENDING SEPTEMBER 30, 2006

Highlights for the quarter and for the nine months ending September 30, 2006

•                                          Earnings for the nine months ending September 30, 2006 were $2,522,000, up 24.48% from $2,026,000 for a like period in 2005.

•                                          Net income was up 12.53% to $916,000 for the three month period ending September 30, 2006 compared to $814,000 for the same period in 2005.

•                                          Diluted earnings per share increased from $1.02 to $1.25 per share or 22.55% and from $0.40 to $0.46 per share or 15.00% for the nine months and three months, respectively, ending September 30, 2006.

•                                          Return on Average Assets increased to 1.53% for the quarter ending September 30, 2006 compared to 1.39% for a like period in 2005.  Return on Average Assets increased 19.19% to 1.43% for the nine months ending September 30, 2006 compared to 1.20% for the same period in 2005.

•                                          Return on Average Equity increased to 19.79% for the nine months ending September 30, 2006 compared to 18.76% for the same period in 2005.

•                                          Loans grew 12.03% over the past year.

•                                          Total shareholders equity increased to $17,977,000 as of September 30, 2006 compared to $15,277,000 as of September 30, 2005 or 17.67%.

•                                          Credit quality continues to be strong with delinquent and non-accrual loans standing at 0.00% of total loans as of September 30, 2006.

FINANCIAL PERFORMANCE

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”), a four office bank serving San Luis Obispo and northern Santa Barbara Counties.  In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

Strong earnings growth was reported by the Company for the nine months ending September 30, 2006, with earnings increasing 24.48% to $2,522,000.  This compares to $2,026,000 for the same period in 2005.  Earnings per share on a fully diluted basis increased $0.23 per share or 22.55% for the nine months ending September 30, 2006.  Earnings per share stand at $1.25 per share as of September 30, 2006 compared to $1.02 as of September 20, 2005.

Return on Average Assets (ROA) increased 19.19% to 1.43% for the nine months ending September 30, 2006 compared to 1.20% for the same period in 2005.  For the quarter ending September 30, 2006, Return on Average Assets increased 9.93% to 1.53% from 1.39% for the three months ending September 30, 2005.

Return on Average Equity increased to 19.79% for the nine months ending September 30, 2006 compared to 18.76% for the same period in 2005 and decreased to 20.57% for the three months ending September 30, 2006 compared to 21.74% for the same period in 2005.

The company continues to experience good loan growth.  Net loans increased 12.03% from September 30, 2005 to September 30, 2006 and stand at $171,671,000 as of September 30, 2006.

The companies operating efficiency ratio decreased (improved) to 59.24% for the nine months ending September 30, 2006 compared to 61.74% for the same period in 2005.  This is due to the increase in revenue exceeding the increase in operating expenses.

“We remain committed to the principal of providing quality personalized service on a consistent basis,” stated Larry H. Putnam, President and Chief Executive Officer.  “This consistency in focus continues to produce improved earnings, good loan growth, core deposit growth, and increased return on assets and equity.”

LOAN GROWTH AND CREDIT QUALITY

The loan portfolio continues to show good growth.  The loan portfolio stands at $173.3 million compared to $154.6 million as of September 30, 2005.  This represents a 12.05% growth in loans during the past year.  At the same time, the credit quality remains strong.  The company did not have any non-accrual loans as of September 30, 2006 compared to one for $135,000 as of September 30, 2005.  Net charge-offs to average loans were 0.04% for the nine months ended September 30, 2006, compared to 0.03% as of September 30, 2005.  The Allowance for Loan Loss was 0.92% as of September 30, 2006 compared to 0.95% as of December 31, 2005 and 0.90% as of September 30, 2005.

DEPOSIT GROWTH

We have seen a slight decline in deposits during the past year.  Total deposits decreased 4.12% to $207.7 million from $216.7 million.  One of the reasons for the core deposit decline is that the Company experienced an all time high in core deposits as of September 30, 2005.  This, combined with a recent trend of our commercial customers putting their idle cash to work after holding back in previous quarters, accounts for most of the decline.  We have also seen a movement within the deposits away from non-interest bearing accounts towards fixed term, higher yielding deposits.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net Interest Income increased 17.08% to $9.9 million for the nine months ending September 30, 2006 compared to $8.5 million for the period ending September 30, 2005.  The net interest income for the quarter ending September 30, 2006 was $3.5 million compared to $3.1 million for the same quarter in 2005, which represents an increase of 11.99%.  The net interest margin for the nine months ending September 30, 2006 was 6.50% compared to 5.70% for the nine months ended September 30, 2005.  This represents an increase of 80 basis points or 14.04%.  The net interest margin for the three months ended September 30, 2006 was 6.52% compared to 5.97% for the three months ended in 2005.  This represents an increase of 55 basis points or 9.21%.  We have effectively managed our assets and liabilities in such a way that has improved our net interest margin and our net earnings.  The Bank has chosen to shrink the investment portfolio to fund the loan demand, which in turn, improves our net interest margin.

PROVISION FOR LOAN LOSSES

The Bank made additions of $180,000 to its allowance for loan losses during the nine month period ending September 30, 2006.  Based on the analysis performed by the Bank and its outside loan review firm, both believe that the allowance is adequate as of September 30, 2006.

CAPITAL LEVEL AND RATIOS

Total shareholders equity stands at $18.0 million as of September 30, 2006 compared to $15.3 million as of September 30, 2005.  This represents a 17.67% increase.  Tier I Capital to Average Assets increased from 6.65% as of September 30, 2005 to 8.89% as of September 30, 2006.  Total Capital to Risk-Weighted Assets increased from 10.73% as of September 30, 2005 to 12.64% as of September 30, 2006.

Effective April 28, 2006, the Company issued a series of trust preferred securities in the amount of $5.0 million.  Of this $5.0 million, the company contributed $3.0 million to the Bank and retained $2.0 million at the Holding Company level.  These securities are classified as long term debt on the balance sheet.

The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well-capitalized” bank, in all regulatory categories.

THE COMPANY AND ITS BUSINESS STRATEGY

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees. These guiding principals will continue to serve the company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios)			(in thousands, except share data and ratios)
	Unaudited			Unaudited
	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2006	2005	Change	2006	2005	Change
Summary of Operations:
Interest Income	$4,458	$3,634	22.67%	$12,436	$9,921	25.35%
Interest Expense	993	540	83.89%	2,488	1,424	74.72%
Net Interest Income	3,465	3,094	11.99%	9,948	8,497	17.08%
Provision for Loan Loss	60	60	0.00%	180	230	-21.74%

Net Interest Income After Provision for Loan Losses	3,405	3,034	12.23%	9,768	8,267	18.16%
Noninterest Income	247	294	-15.99%	766	784	-2.30%
Noninterest Expense	2,126	1,982	7.27%	6,347	5,730	10.77%

Income Before Income Taxes	1,526	1,346	13.37%	4,187	3,321	26.08%
Income Taxes	610	532	14.66%	1,665	1,295	28.57%

Net Income	$916	$814	12.53%	$2,522	$2,026	24.48%

Cash Dividends Paid	$385	$379	1.58%	$768	$729	5.35%

Per Share Data:
Earnings Per Share - Basic	$0.48	$0.43	11.63%	$1.32	$1.08	22.22%
Earnings Per Share - Diluted	$0.46	$0.40	15.00%	$1.25	$1.02	22.55%
Dividends	$0.200	$0.200	0.00%	$0.400	$0.387	3.36%
Book Value	$9.32	$8.05	15.78%	$9.32	$8.05	15.78%

Common Outstanding Shares: (Adjusted for 4-for-1 stock split)	1,928,097	1,897,343	1.62%	1,928,097	1,897,343	1.62%

Statement of Financial Condition Summary:
Total Assets				$236,195	$235,574	0.26%
Total Deposits				207,741	216,676	-4.12%
Total Net Loans				171,671	153,237	12.03%
Allowance for Loan Losses				1,599	1,400	14.21%
Total Shareholders’ Equity				17,977	15,277	17.67%

Selected Ratios:
Return on Average Assets	1.53%	1.39%	9.93%	1.43%	1.20%	19.19%
Return on Average Equity	20.57%	21.74%	-5.39%	19.79%	18.76%	5.47%
Net interest margin	6.52%	5.97%	9.21%	6.50%	5.70%	14.04%
Average Loans as a Percentage of Average Deposits	81.91%	71.08%	15.24%	78.97%	68.90%	14.61%
Allowance for Loan Losses to Total Loans	0.92%	0.90%	2.06%	0.92%	0.90%	2.06%
Tier I Capital to Average Assets - “Bank Only”	8.89%	6.65%	33.68%	8.89%	6.65%	33.68%
Tier I Capital to Risk-Weighted Assets - “Bank Only”	10.97%	8.78%	24.94%	10.97%	8.78%	24.94%
Total Capital to Risk-Weighted Assets - “Bank Only”	12.64%	10.73%	17.80%	12.64%	10.73%	17.80%